Prospectus Supplement No. 1	File pursuant to Rule 424 (b)(3)
to Prospectus dated October 30, 2009	File No. 333-159730

CLEAR SKIES SOLAR, INC.

This document supplements the prospectus, dated October 30, 2009, relating to offers and resales of up to 16,432,540 shares of our common stock, including (i) 1,250,000 shares of common stock issued in connection with the issuance of notes and warrants, (ii) 7,141,270 shares of our common stock issuable upon conversion of outstanding convertible promissory notes, (iii) 900,000 shares of our common stock that may be issued upon conversion of outstanding secured convertible promissory notes due to anti-dilution adjustments to the conversion price and (iv) 7,141,270 shares of our common stock issuable upon exercise of outstanding warrants. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form S-1, as amended (File no. 333-159730). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Amendment and Restatement of Second Quarter Financial Statements

On November 18, 2009 we amended and restated our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2009 to reflect the full cost of two consulting contracts entered into in May 2009, rather than only a pro rata portion of the contracts, which were originally reflected. As the common stock issued to the two consultants would not be recovered by us in the event of their termination, the full amount of the contracts needed to be expensed when the shares were issued. The effect of this change is to increase our general and administrative expenses for the three and six months ended June 30, 2009 by $360,000. Further, a portion of the discount attributable to notes issued in May 2009 should have been expensed in the second quarter of 2009 in the amount of $47,952. These are non-cash charges against earnings.

Quarterly Report on Form 10-Q/A for the Fiscal Quarter ended June 30, 2009

On November 18, 2009, we filed with the Securities and Exchange Commission an amended quarterly report on Form 10-Q/A for the fiscal quarter ended June 30, 2009. The Form 10-Q/A, as filed (but without exhibits) is set forth below.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus supplement. Any representation to the contrary is a criminal defense.

The date of this prospectus supplement is December 31, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q/A

(Mark One)

☒

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: June 30, 2009

OR

☐

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from:                     to

Commission File Number: 000-53105

CLEAR SKIES SOLAR, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	30-0401535
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

200 Old Country Road, Suite 610
Mineola, New York	11501-4241
(Address of Principal Executive Offices)	(Zip code)

(516) 282-7652

(Registrant’s Telephone Number, Including Area Code)

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☒ NO ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of regulation S-T (sec. 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). YES ☐ NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐  NO ☒

As of August 4, 2009, 43,072,567 shares of the issuer’s common stock, $0.001 par value per share, were outstanding.

Explanatory Note

Our Form 10-Q for the three and six months ended June 30, 2009 is restated to reflect the full cost of two consulting contracts entered into in May, 2009 rather than only a pro rata portion of the contracts. As the common stock issued to the two consultants would not be recovered by the Company in the event of termination the full amount needed to be expensed when the shares were issued. The effect of this change is to increase general and administrative expenses for the three and six months ended June 30, 2009 by $360,000. Further a portion of the discount attributable to notes issued in the May 2009 Financing should have been expensed in the second quarter of 2009 in the amount of $47,952. These are non-cash charges against earnings.

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

CLEAR SKIES SOLAR, INC.

Condensed Consolidated Balance Sheets

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$18,817	$155,577
Accounts receivable, less allowance for doubtful accounts of $65,275 at June 30, 2009 and at December 31, 2008, respectively	29,542	157,225
Inventory	-	11,113
Costs and estimated earnings in excess of billings	19,841	-

Total current assets	68,200	323,915

Property and equipment, net	172,580	192,653
Prepaid expenses and investor relations fees	165,622	195,273
Security deposit	113,634	113,634
Other assets	57,579	44,801

Total Assets	$577,615	$870,276

LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Liabilities:
Accounts payable and accrued expenses	$1,410,007	$1,274,563
Billing in excess of costs and estimated earnings	42,553	40,332
Customer deposits	28,386	-
Obligation to issue options and warrants	-	47,500
Notes and loan payable	149,716	-
Payroll liabilities	176,461	31,047
Provision for estimated warranty liability	56,964	56,964
Estimated loss on uncompleted contracts	109,305	109,305
Total current liabilities	1,973,392	1,559,711

Long-term liabilities:
Notes payable	257,464	-
Total long-term liabilities	257,464	-

Commitments and contingencies

Stockholders' (Deficit)

Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued and outstanding
Common stock, $.001 par value, 100,000,000 shares authorized, 42,002,945 and 31,696,066 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	42,003	31,696
Additional paid-in capital	12,518,200	10,767,217
Accumulated (deficit)	(14,213,444	(11,488,348

Total stockholders' (deficit)	(1,653,241	(689,435

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$577,615	$870,276

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

CLEAR SKIES SOLAR, INC.

Unaudited Condensed Consolidated Statements of Operations

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
Revenues
Contract revenue	$-	$1,133,440	$-	$1,271,664
Subcontract revenue	-	-	-	-
Other	-	-	11,113	15,000
Total revenues	-	1,133,440	11,113	1,286,664

Cost of revenues	-	852,554	27,946	1,045,902

Gross margin	-	280,886	(16,833)	240,762

Operating expenses
Selling expenses	86,140	251,137	177,395	484,814
General and administrative expenses	1,405,639	1,531,055	2,446,113	2,933,292
Research and development	176	4,659	2,311	7,273
Total operating expenses	1,491,955	1,786,851	2,625,819	3,425,379

Loss from operations	(1,491,955)	(1,505,965)	(2,642,652)	(3,184,617)

Other income (expense)
Interest income	8	9,968	478	42,315
Interest expense	(77,571)	(8,811)	(82,923)	(14,741)

Provision for income taxes

Net loss	$(1,569,518)	$(1,504,808)	$(2,725,097)	$(3,157,043)

Loss per share, basic and diluted	$(0.04)	$(0.05)	$(0.08)	$(0.10)

Weighted average common shares outstanding, basic and diluted	38,679,545	30,886,678	35,305,025	31,093,778

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

CLEAR SKIES SOLAR, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

For the six months ended June 30,	2009	2008
	(restated)
Net loss	$(2,725,097)	$(3,157,043)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,076	5,319
Stock-based compensation	1,397,712	501,019
Interest expenses associated with issuance of notes	47,952
Estimated loss on contracts	-	41,842
Bad debt expense	-	9,000
Increase (decrease) in cash and cash equivalents attributable to changes in operating assets and liabilities:
Accounts receivable	127,683	(46,171)
Inventories	11,113	(932,728)
Costs and estimated earnings in excess of billings	(19,841)	(438,446)
Prepaid expenses and investor relations fees	29,651	225,492
Security deposits	-	(113,634)
Other assets	(12,780)	(13,819)
Accounts payable and accrued expenses	225,753	406,235
Provision for estimated warranty liability	-	25,158
Customer deposits	28,386	5,000
Billings in excess of costs and estimated earnings	2,221	7,277
Payroll liabilities	145,414	(121,478)
Obligations to issue option and warrant	(47,500)	31,962

Net cash (used in) operating activities:	(777,257)	(3,565,015)

Net cash provided by (used in) investing activities:
Purchases of equipment	-	(166,374)
Sales of equipment	8,000	-

Net cash provided by (used in) investing activities:	8,000	(166,374)
Net cash provided by (used in) financing activities:
Advances received from (paid to) related party	-	(104,410)
Repayment of loans payable	(9,000)	-
Notes payable	641,497	-

Net cash provided by (used in) financing activities:	632,497	(104,410)

Net (decrease) in cash and cash equivalents:	(136,760)	(3,835,799)

Cash and cash equivalents, beginning of period	155,577	4,866,842

Cash and cash equivalents, end of period	$18,817	$1,031,043

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$14,741

Supplemental disclosure of non-cash financing and investment activities:
Value of shares of common stock issued to consultants	$577,104	$525,250

Net discount expense associated with
Issuance of warrants	$306,236	$-
Issuance of notes	14,985	-
	$321,221	$-
Reclassification of prepaid investor relations to other receivables	$-	$167,988

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of presentation, current status and nature of operations

The accompanying unaudited condensed consolidated financial statements as of June 30, 2009 and for the three and six month periods ended June 30, 2009 and 2008 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, and with the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Accordingly, these interim financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company, these unaudited condensed consolidated financial statements include all adjustments necessary to present fairly the information set forth therein. All such adjustments are of a normal recurring nature. Results for interim periods are not necessarily indicative of results to be expected for a full year. The condensed consolidated balance sheet information as of December 31, 2008 was derived from the audited financial statements and notes thereto, together with management’s discussion and analysis or plan of operations, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The interim financial statements contained herein should be read in conjunction with that Report.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, the Company evaluates estimates, including those related to bad debts, inventory reserves, and warranty expense. The Company bases its estimates on historical data and experience, when available, and on various other assumptions that are believed to be reasonable under the circumstances, the combined results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Current Status

At this time, Clear Skies has no active commercial projects under construction. Our last contract was completed in December 2008, except for several small residential projects that were ordered from us in 2007 or before and have been delayed for a variety of reasons. We had no revenue in the first quarter of 2009, except for the sale of approximately $11,000 of excess solar panel inventory and we had no revenue in the second quarter of 2009. It is not certain when we will begin generating revenues again. We are negotiating with several parties for the financing and construction of a number of solar energy projects, however there can be no assurance that we will be successful in these negotiations or that such projects would be profitable. Even if we are successful in negotiating finance and construction agreements, since we recognize revenue under the percentage of completion method, it could be several months after signing before we begin performance and are able to report revenue on our financial statements.

As of July 31, 2009, our available balance of cash and cash equivalents was approximately $61,000 which amount is after receipt of the proceeds from a financing closed as of July 28, 2009 (the “July 2009 Financing”). See Note 4. Liquidity and Capital Resources and Item 2 – Management’s Discussion – Liquidity and Capital Resources. Notwithstanding the receipt of $260,000 from the July 2009 Financing, our sale of convertible notes in May 2009 (the “May 2009 Financing”) for gross proceeds of $400,000 and for borrowings of $282,464 in the first half of 2009 from an unrelated third party, we will need to raise additional funds to pay outstanding vendor invoices and operating expenses. Our future cash flows depend on our ability to enter into, and be paid under, contracts for the construction of solar energy projects and our ability to sell our debt and equity securities on terms satisfactory to us. While management believes these can be accomplished, there can be no assurance that we will be successful in entering into construction contracts or selling our securities, in which case we will probably not be able to continue as a going concern.

Nature of Operations

Clear Skies Group, Inc. (“CSG”) was formed in New York for the purpose of providing turnkey solar electricity installations and renewable energy technology solutions to commercial and residential customers across the United States. CSG commenced operations in August 2005 and received its initial funding in September 2005. The Company also has proprietary and patented remote monitoring technology under the name XTRAX® with applications in the solar electricity production industry and other potential markets.

Unless the context requires otherwise, references to the “Company” for periods prior to the closing of the Reverse Merger (see Note 2) on December 20, 2007 refer to Clear Skies Group, Inc., a private New York corporation that is now Clear Skies Solar, Inc.’s wholly-owned subsidiary, and such references for periods subsequent to the closing of the Reverse Merger on December 20, 2007, refer to Clear Skies Solar, Inc., a publicly traded Delaware corporation formerly known as Clear Skies Holdings, Inc. (“CSH”), together with its subsidiaries, including Clear Skies Group, Inc.

2. Business combination and subsequent financing

The reverse merger

On December 13, 2007, BIP Oil, Inc., a Nevada corporation (“BIP”), and Clear Skies Holdings, Inc., a Delaware corporation (“CSH”) and wholly owned subsidiary of BIP, entered into an Agreement and Plan of Merger. On December 18, 2007, BIP merged with and into CSH, so that BIP and CSH became a single corporation named Clear Skies Holdings, Inc., which exists under, and is governed by, the laws of the State of Delaware (the “Reincorporation”). Immediately following the Reincorporation, there were 59,841,923 shares of Clear Skies Holdings, Inc. issued and outstanding to stockholders of record.

On December 20, 2007, Clear Skies Acquisition Corp., a newly formed wholly owned subsidiary of Clear Skies Holdings, Inc., was merged with and into Clear Skies Group, Inc. (the “Reverse Merger”), and Clear Skies Group, Inc., as the surviving corporation, became a wholly owned subsidiary of Clear Skies Holdings, Inc. Prior to the Reverse Merger, certain stockholders of Clear Skies Group, Inc. agreed to surrender an aggregate of 60,000 shares of Clear Skies Group, Inc. (exchangeable for an aggregate of 116,276 shares of common stock of Clear Skies Holdings, Inc. in the Reverse Merger) for cancellation. Pursuant to the Reverse Merger, the outstanding shares of common stock of Clear Skies Group, Inc. were exchanged for an aggregate of 8,492,067 shares of Clear Skies Holdings, Inc. at a conversion rate of 1.937943 shares of Clear Skies Holdings, Inc. for each share of Clear Skies Group, Inc. In addition, pursuant to the Reverse Merger, outstanding warrants to purchase an aggregate of 760,000 shares of common stock of Clear Skies Group, Inc. were exchanged for an aggregate of 416,656 shares of common stock of Clear Skies Holdings, Inc.

Immediately following the closing of the Reverse Merger, Clear Skies Holdings, Inc. transferred all of its pre-Reverse Merger operating assets and liabilities to its newly formed wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of BIP Holdings, Inc.’s outstanding capital stock to Clear Skies Holdings, Inc.’s then-majority stockholders in exchange for cancellation of 53,866,923 shares of Clear Skies Holdings, Inc. common stock held by those stockholders (such transaction, the “Split-Off”). The remaining pre-Reverse Merger stockholders of Clear Skies Holdings, Inc. continued to hold 5,975,000 shares of Clear Skies Holdings, Inc. after the split-off. After the Reverse Merger, Clear Skies Holdings, Inc. succeeded to the business and activities of Clear Skies Group, Inc. as its sole line of business and all of Clear Skies Holdings, Inc.’s then-current officers and directors resigned and were replaced by Clear Skies Group, Inc.’s officers and directors.

On January 25, 2008, Clear Skies Holdings, Inc. changed its name to Clear Skies Solar, Inc.

The Reverse Merger was accounted for as a reverse acquisition and recapitalization of Clear Skies Group, Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in the Company’s consolidated financial statements for periods prior to the Reverse Merger are those of Clear Skies Group, Inc. and have been recorded at the historical cost basis of Clear Skies Group, Inc., and the Company’s consolidated financial statements for periods after completion of the reverse merger include both the Company’s and Clear Skies Group, Inc.’s assets and liabilities, the historical operations of Clear Skies Group, Inc. prior to the Reverse Merger and the Company’s operations from the closing date of the Reverse Merger.

The December 2007 private placement

Following the business combination discussed above, the Company completed a private placement offering of 16,000,000 shares of its common stock for an aggregate gross purchase price of $8,000,000, including $745,000 of exchanged debt. The cash costs of the private placement of common stock and the prior issuance of $745,000 of bridge notes were approximately $1.2 million in the aggregate, and the Company issued warrants expiring in December 2010 in connection with both financings to the placement agent and its designees to purchase an aggregate of up to 732,401 shares of the Company’s common stock at $.50 per share. The common stock of Clear Skies Solar, Inc. trades on the over the counter bulletin board under the symbol CSKH.OB.

3. Summary of significant accounting policies

Accounts Receivable and Allowance for Doubtful Accounts

The Company regularly evaluates the collectability of its accounts receivable. The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, if necessary, based on a history of past bad debts and collections and current credit conditions. Accounts receivable are written-off as uncollectible on a case-by-case basis at the discretion of management. Accounts receivable consist of trade receivables and when applicable amounts due from state agencies for rebates on state-approved solar systems installed. A total of $29,542 of rebates was included in accounts receivable at June 30, 2009. When the Company sells systems with a rebate component, the savings is passed directly to the customer and the Company takes ownership of the rebate receivable from the applicable state agency.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method or the weighted average method. Inventory includes materials, labor and manufacturing overhead costs and is recorded net of an allowance for obsolete or unmarketable inventories. Such allowance is based upon both historical experience and management’s understanding of market conditions and forecasts of future product demand. In addition, items in inventories in excess of one year’s usage are compared to the allowance for adequacy. If the actual amount of obsolete or unmarketable inventories significantly exceeds the estimated allowance, the Company’s cost of sales, gross profit and net earnings would be significantly affected.

Revenue Recognition

The Company delivers turnkey solar electricity installations and renewable energy technology solutions to commercial, industrial and residential developer customers. The Company’s primary business is the design and installation of photovoltaic (sometimes called “solar electric” or “PV” for short) solar power systems for the commercial, industrial and residential developer markets. Based on its design the Company orders components from manufacturers, has them shipped to the job site and then completes the job. The Company will also order extra solar panels for inventories and hold them until needed for a particular job.

The Company recognizes revenue from its contracts over the contractual period under the percentage-of-completion (“POC”) method of accounting. Under the POC method of accounting, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at the completion of the contract. Recognized revenue that will not be billed under the terms of the contract until a later date is recorded as an asset captioned “Costs and estimated earnings in excess of billings on uncompleted contracts.” Contracts where billings to date have exceeded recognized revenue are recorded as a liability captioned “Billings in excess of costs and estimated earnings on uncompleted contracts.” Changes to the original estimates may be required during the life of the contract. Estimates are reviewed monthly and the effect of any change in the estimated gross margin percentage for a contract is reflected in cost of sales in the period the change becomes known. The use of the POC method of accounting involves considerable use of estimates in determining revenue, costs and profits and in assigning the amounts to accounting periods. As a result, there can be a significant disparity between earnings (both for accounting and taxes) as reported and actual cash received by the Company during any reporting period. The Company continually evaluates all of the issues related to the assumptions, risks and uncertainties inherent with the application of the POC method of accounting; however, it is not assured that its estimates will be accurate. If the Company’s estimates are not accurate or a contract is terminated, it will be forced to adjust revenue in later periods. Furthermore, even if its estimates are accurate, the Company may have a shortfall in its cash flow and it may need to borrow money to fund its work in process or to pay taxes until the reported earnings materialize in actual cash receipts.

From time to time, the Company performs installation and other services as a subcontractor. These services differ from contract revenue in that the Company is entitled to be compensated for subcontractor work performed prior to completion of the system, because the Company has no obligation or ownership of the system so long as it completes its tasks satisfactorily. Revenues from subcontractor projects are realized as they are completed.

Cost Recognition

Contract costs include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor, supply, and tool costs. The Company makes provisions for estimated losses on uncompleted contracts in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revenues are determined.

The Company carries inventories as it needs to buy materials in advance of anticipated orders due to possible long lead times at vendors. In addition, the Company will have purchased material at job sites prior to installation and completion of the job.

Loss Per Share

The Company complies with SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires dual presentation of basic and diluted income/loss per share for all periods presented. Basic income/loss per share excludes dilution and is computed by dividing income/loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income/loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income/loss of the Company. The difference between the number of shares used to compute basic income/loss per share and diluted income/loss per share relates to additional shares to be issued upon the assumed exercise of stock options and warrants, net of shares hypothetically repurchased at the average market price with the proceeds of exercise. As the Company reported a net loss for the three and six month periods ended June 30, 2009 and 2008, the effects of the 28,281,366 shares issuable on exercise of outstanding warrants and options and on the conversion of notes and contractual obligations as of June 30, 2009 has not been considered in the diluted net loss per common share since these dilutive securities would reduce the loss per common share and become anti-dilutive.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides a new single authoritative definition of fair value and provides enhanced guidance for measuring the fair value of assets and liabilities and requires additional disclosures related to the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 is effective as of November 15, 2007. The adoption of this statement did not have a material effect on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, ''The Fair Value Option for Financial Assets and Liabilities, Including an amendment of FASB Statement No. 115”, (''SFAS 159’’). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective as of the beginning of fiscal 2008. The adoption of this statement did not have a material effect on our financial position or results of operations since the Company did not elect to measure any applicable assets and liabilities at fair value.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS No. 141(R) is not permitted.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”. SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity as opposed to as a liability or mezzanine equity and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 is effective the first fiscal year beginning after December 15, 2008, and interim periods within that fiscal year. SFAS No. 160 applies prospectively as of the beginning of the fiscal year SFAS No. 160 is initially applied, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented subsequent to adoption. The adoption of SFAS No. 160 will not have a material impact on the financial statements; however, it could impact future transactions entered into by the Company.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The FASB believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s consolidated financial statements.

On May 28, 2009, the FASB issued FASB Statement No. 165, “Subsequent Events” (“SFAS No. 165”). Statement 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, Statement 165 provides:

1.

The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.

2.

The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.

3.

The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. Management of the Company does not expect the adoption of this pronouncement to have material impact on its financial statements.

Stock Based Compensation

The FASB issued SFAS No. 123(R), “Accounting for Stock-Based Compensation (Revised).” SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized during the period in which an employee is required to provide service in exchange for the award. No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The Company adopted SFAS No. 123(R) at commencement of operations.

4. Liquidity and capital resources

Since inception, the Company has incurred losses and negative cash flows from operations and at June 30, 2009, the Company had an accumulated deficit of approximately $14.2 million. At June 30, 2009 we had approximately $18,000 in cash and cash equivalents. As of July 31, 2009, our available balance of cash and cash equivalents was approximately $61,000, which amount is after the receipt of the $260,000 proceeds from the July 2009 Financing, in which we sold (i) secured convertible promissory notes in the aggregate principal amount of $286,000 and (ii) warrants to purchase up to 4,085,714 shares of the Company’s common stock. The bulk of these proceeds were to pay a portion of the overdue employee salaries and reimbursable expenses as well as employee benefits and insurance costs. As part of the July 2009 Financing, the conversion price of the convertible notes and the purchase price of the warrants issued in the May 2009 Financing were reduced from $.10 and $.15, respectively, to $.07. See our Form 8-K filed with the Securities and Exchange Commission on August 3, 2009 and our Form 8-K/A filed with the Securities and Exchange Commission on August 5, 2009.

The restated condensed consolidated balance sheet as of June 30, 2009 reflects the following:

Face amount of notes payable issued as part of the May 2009 Financing	$400,000
Less: unamortized discount	258,284
Balance	141,716
Other loan payable	8,000
Notes payable, net of unamortized discount	$149,716

Based on our current plans and assumptions, which include our expectations relating to the future sale of our equity and debt securities and entering into contracts for the financing and installation of solar energy systems and the resulting cash flows and revenues, we believe that we will have adequate resources to fund our operations in 2009. While management believes these can be accomplished, there can be no assurance that we will be successful in entering into construction contracts or selling our securities, in which case we will probably not be able to continue as a going concern. Notwithstanding the July 2009 Financing, the May 2009 Financing and borrowings of $282,464 in the first half of 2009 from an unrelated third party, we will need to raise additional funds to pay outstanding vendor invoices and operating expenses.

5. Prepaid expenses and investor relations fees

Prepaid expenses and prepaid investor relation fees at June 30, 2009 and December 31, 2008 are as follows:

	June 30,	December 31,
	2009	2008
	(restated)
Payments to US public and investor relations firms	$141,667	$191,667
Prepaid financing expenses	23,955	0
Prepaid insurance premiums	0	3,606

Totals	$165,622	$195,273

The Company has entered into agreements with several firms in the US to provide it with both public relations and investor relations advice and services over periods from six months to three years. These agreements call for payments in both cash and common stock and payments are being amortized over the period of each agreement.

6. Stock-based compensation and common stock issued and agreed to be issued

Upon commencement of operations, the Company entered into multiple agreements in which the Company received consulting and other services in exchange for the Company’s common stock or options to purchase the Company’s common stock. The Company complies with SFAS 123(R) and records compensation expense for the fair value of these services over the periods in which they are provided.

In September 2005, the Company agreed to grant 120,000 shares (exchanged for 232,553 shares in the Reverse Merger) to three individuals for agreeing to serve on the Board of Directors for a three-year term. The fair value of these shares at the date of such agreement was estimated to be approximately $96,000. For the six months ended June 30, 2009 and 2008, the Company recorded Board of Director fees and compensation expense, which are included in general and administrative expenses, of approximately zero, and $21,333, respectively, for these shares. The balance of these costs was charged to earnings during 2008 and therefore there were no amounts on the balance sheets as at June 30, 2009 or December 31, 2008.

As a result of the above transactions, capital advances of $310,000 in September 2005 and $200,000 in April 2006, and services performed in exchange for shares issued prior to 2006, the Company became contractually obligated to issue shares in excess of its 200 authorized shares (“Old Shares of Clear Skies Group, Inc.”). As a result, the Company recorded a liability of approximately $894,000 as of December 31, 2006 for the value of the contractual obligations. Due to the contractual obligation to issue the excess shares, the Board of Directors, with stockholder approval, passed a resolution to increase the number of authorized shares to 10,000,000. On January 30, 2007, the certificate of incorporation (the “Charter”) was officially amended to authorize the Company to issue 10,000,000 shares (“New Shares of Clear Skies Group, Inc.”) of $0.01 par value common stock. Concurrently with the amendment to the Charter, the Company’s sole shareholder was issued 1,570,000 New Shares of Clear Skies Group, Inc. (exchanged for 3,042,570 shares in the Reverse Merger) in exchange for the Old Shares of Clear Skies Group, Inc. previously issued. Upon the amendment to the Charter, the obligation to issue 1,042,500 shares of CSG common stock (exchanged for 2,020,297 in the Reverse Merger) was fulfilled and the liability was reclassified to Stockholders’ Equity as Common Stock to the extent of par value with the excess classified as Additional Paid-In Capital. The Company was obligated under a contract with a public relations consultant to issue $4,500 worth of its common stock to the consultant each month during the term of the contract which expired on September 30, 2008. The Board determined the value of the shares for each month at the closing price of the Company’s common stock on the last trading day of the prior month.

7. Related party transactions

In April 2007, the Company issued 40,000 shares (exchanged for 77,517 shares in the Reverse Merger) to an individual who was a director as compensation for services rendered other than as a director. The fair value of these shares at issuance was estimated to be approximately $33,000 which was recorded as service fees and included in general and administrative expenses for the nine months ended September 30, 2007. In June 2008, the Company issued an option to an individual who was a director at that time as compensation for services rendered other than as a director. The option allows the individual to purchase up to 50,000 shares of the Company’s common stock at $1.21 per share and expires in December 2009. The fair value of the option at issuance was estimated to be $33,000 which was recorded as a service fee and included in general and administrative expenses when the option was issued.

Several of the Company’s officers and directors, or their affiliates, have from time to time extended loans to the Company or agreed to defer compensation payable to them in order to fund the Company’s operating expenses. In this regard: (i) Quixotic Systems, Inc. (“Quixotic”) loaned $285,000 at 10% interest compounded daily, which had been repaid in full as of December 31, 2007; and (ii) Gelvin Stevenson loaned $20,000 all of which had been repaid in full as of December 31, 2007. Furthermore, Ezra Green, the Company’s Chairman and Chief Executive Officer, agreed to the deferral of $73,259 of his compensation (of which $69,366 was unpaid and included in accrued expenses as of December 31, 2007). As of March 18, 2008, Mr. Green’s deferred compensation had been repaid in full. Mr. Green advanced $30,275 to the Company in 2006 and an additional $70,037 in 2007 (which has been recorded as a balance of $100,312 due to related party at December 31, 2007). This related party balance was also repaid in full by March 18, 2008. Such loans and other arrangements were interest free (except for Quixotic) and have not been memorialized by written promissory notes. At December 31, 2007, there were miscellaneous amounts due to related parties of approximately $4,000 which were paid in March, 2008. As of June 30, 2009 and December 31, 2008 no related party loans were outstanding.

8. Stock Options and Warrants

In accordance with Statement on Auditing Standards ("SAS") No. 123(R), the Company uses the Black-Scholes option pricing model to measure the fair value of its Option awards granted in 2007 as part of or after the Reverse Merger described in Note 1. All Option awards granted prior to the Reverse Merger transaction described in Note 2 were exchanged for common stock as part of that transaction. The Black-Scholes model requires the input of highly subjective assumptions including volatility, expected term, risk-free interest rate and dividend yield. As the Options were granted to non-employee consultants the resulting fair value is recorded as consulting expense on a straight-line basis over the period of service of the consultants, in this case one year. The amount of this expense charged to earnings for the three and six month periods ended June 30, 2009 and 2008 were zero, zero, $33,750 and $13,924, respectively. There will be no charge against earnings in 2009.

In December 2007, the Company’s shareholders approved its 2007 Equity Incentive Plan which provides for the granting to both employees and non-employees of up to 2,500,000 shares of the Company’s common stock pursuant to awards of options and/or restricted stock. The 2007 Plan is administered by the Company’s Board of Directors or a committee appointed by the Board. On July 28, 2008, the Board adopted our 2008 Equity Incentive Plan and on March 17, 2009 it adopted our 2009 Equity Incentive Plan. At June 30, 2009, the Company had outstanding options granted under the 2007, 2008 and 2009 Plans to purchase an aggregate of 6,000,000 shares of the Company’s common stock. On May 1, 2008 the Company adopted the Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan, which it amended on November 12, 2008 and, pursuant to that Plan as amended, each of the non-employee directors were granted options expiring in ten years to purchase 90,000 shares, 90,000 shares and 220,000 shares at $1.30, $.2725 and $.12 per share, respectively. A summary of the Company’s stock option activity in the first six months of 2009 for employees and three non-employees is as follows:

	Number of Options	Weighted Average Exercise Price per Option	Weighted Average Remaining Contractual Term (Years)

Employees:
Outstanding, January 1, 2009	3,030,000	$0.99	7.40
Granted — March 17 - 2009	2,555,000	$0.12	9.02
Cancelled/forfeited	-35,000	$0.49

Outstanding, June 30, 2009	5,550,000

Non-employees:
Granted — March 17 & April 14, 2009	450,000	$0.12	10.00

Outstanding, June 30, 2009	6,000,000

The following table summarizes additional information about the assumptions used to determine the fair value of stock options granted during the three and six months ended June 30, 2009:

Risk free rate	2.00% - 2.64%
Stock price volatility	121%
Dividend yield	0
Term	4.5 - 6 years

The estimated stock price volatility was derived based on the average volatility of 34 companies that the Company considered reasonably similar to it. The risk free rate of return was based on the yield of US Treasury debt of comparable maturities on the date of issuance of the Options.

During the three and six month periods ended June 30, 2009 and 2008, the Company recorded approximately $248,000, $476,000, $294,000 and $211,000, respectively, of stock-based compensation for issuances under these Plans. The amount of compensation expense not yet recognized is $1,744,445 which will be recognized over the next three years.

On July 28, 2008 and March 17, 2009, the Company’s Board of Directors adopted the Clear Skies Solar, Inc. 2008 and 2009 Equity Incentive Plans, respectively, each of which permits the granting of up to 2,500,000 shares of the Company’s common stock pursuant to awards of incentive and non-qualified stock options and/or restricted stock. The Company no longer plans to seek shareholder approval of the 2008 Plan, as, in order for any awards thereunder to qualify as incentive stock options, the Company would have had to obtain such approval by July 27, 2009. The Company does plan to seek shareholder approval of the 2009 Plan by March 16, 2010. Options granted under each of the 2008 and 2009 Plans must have a duration of not more than ten years and, if an incentive stock option, then it must have an exercise price of not less than the Fair Market Value (as defined in each Plan) on the date of grant. Options granted under these Plans are included in the table above.

On July 29, 2009 the Board of Directors agreed to grant employees and non-employee directors ten year fully vested options to purchase our common stock equal to the number of shares covered by existing options with an exercise price of $.50 or higher on the condition that the holders of the existing options agree to their cancellation. The exercise price of options that would be granted to employees would be $.09 and the exercise price of options that would be granted to non-employee directors would be $.13, in both cases the fair market value on July 29, 2009 as defined in the relevant option plans. The maximum number of options that might be granted to employees would be 1,955,000 and to non-employee directors would be 180,000.

As of June 30, 2009, the Company’s outstanding options granted prior to July 1, 2009 had no intrinsic value due to the stock price on the date of grant.

As of June 30, 2009, options granted to non-employees may be exercised to purchase a total of 410,000 shares and options granted to employees may be exercised to purchase a total of 485,000 shares.

9. Contracts

The Company generates billings based on the fulfillment of milestones, which are set forth in the signed contract for each project. Milestones may include, but are not limited to, initial permits being obtained, delivery of materials, and when installation is subsequently complete.

As of June 30, 2009 and December 31, 2008	2009	2008

Costs incurred on contracts	$2,441,162	$2,381,574
Estimated earnings, less foreseeable losses	423,899	483,488
	2,865,061	2,865,062
Billings to date	(2,907,614)	(2,905,394)
Net costs and estimated earnings/losses in excess of billings	$(42,553)	$(40,332)

These amounts are included in the accompanying June 30, 2009 and December 31, 2008 balance sheets under the following captions:

Costs and estimated earnings in excess of billings	$-	$-

Billings in excess of costs and estimated earnings	(42,553)	(40,332)
	$(42,553)	$(40,332)

10. Commitments and Contingencies

Litigation

From time to time, the Company is a party to various legal matters in the normal course of business, the outcome of which, in the opinion of management, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Lease commitments

The Company occupies premises, since June 25, 2008, consisting of 3,356 square feet in a modern office building pursuant to a seven year lease. Annual fixed rent under this lease is $93,968 in the first year escalating to $115,510 in the seventh year. Additional payments are due for electricity and tax escalation in amounts to be determined in each future year. The Company has provided a letter of credit as security under this lease in the initial amount of $113,634 which reduces to $56,817 after two years and to $28,408 after four years.

Employment agreements

The Company has entered into three year employment agreements with several employees providing for severance arrangements. The severance arrangements become Company obligations if the Company terminates such contract without “cause” or if the covered employee terminates his contract with “good reason” (as such terms are defined in the relevant agreement) and vary in amount (based on the salary in effect on such termination date) and duration from three months to the remainder of the contract term.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This discussion should be read in conjunction with our unaudited condensed consolidated financial statements included in this Quarterly Report on Form 10-Q and the notes thereto, as well as the other sections of this Quarterly Report and our Annual Report for the year ended December 31, 2008 on Form 10-K, including the “Certain Risks and Uncertainties” and “Description of Business” sections thereof. This discussion contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Quarterly Report and our Annual Report for the year ended December 31, 2008 on Form 10-K. Our actual results may differ materially.

Forward Looking Statements

Certain statements in this Quarterly Report on Form 10-Q constitute "forward-looking statements". The words or phrases "can be," may," "could," "would," "expects,""believes," "seeks," "estimates," "projects" and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described in the section "Risk Factors" included in our form 10-K for the year ended December 31, 2008, and we caution you that any forward-looking information provided by or on behalf of us is not a guarantee of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control. All such forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Overview

We deliver turnkey solar electricity installations and renewable energy technology solutions to commercial, industrial and residential developer customers. Our primary business is the design and installation of photovoltaic (sometimes called “solar electric” or “PV” for short) solar power systems for the commercial, industrial and residential developer markets. We have developed certain proprietary photovoltaic panel mounting systems and trade secrets that we believe reduce the required man-hours for system installations. We have also developed XTRAX®, our patented remote monitoring solution for measuring the production of renewable energy systems, among other things. We have served customers in California, New York and New Jersey. We also plan to expand to other locations where the amount of sunshine, the cost of electricity and/or the availability of governmental rebates make prospects of solar energy system sales appear attractive.

Clear Skies Group, Inc. was incorporated in New York in 2003 and began operations in August 2005. As a result of the reverse merger transaction that we consummated on December 20, 2007, our historical financial statements for periods prior to the reverse merger are those of Clear Skies Group, Inc.

Since we began operations we have incurred annual net losses. As of June 30, 2009, we had an accumulated deficit of $14,213,444 and we expect to incur additional losses in the foreseeable future. Our revenues during the three month periods ended June 30, 2009 and 2008 were zero and $1,133,440, respectively, and for the six month periods ended June 30, 2009 and 2008 were $11,113 and $1,286,664, respectively. We recognized net losses of $1,569,518 and $1,504,808 (or a basic and diluted loss of $.04 and $.05, respectively, per common share) for the three months ended June 30, 2009 and 2008. We recognized net losses of $2,725,097 and $3,157,043 (or a basic and diluted loss of $.08 and $.10, respectively, per common share) for the six month periods ended June 30, 2009 and 2008.

Since our inception, we have financed our operations primarily through sales of equity and debt securities. From inception through June 30, 2009, we received aggregate net offering proceeds from private sales of equity and debt securities (after deducting placement agents’ discounts, commissions and expenses, and our offering expenses) of approximately $7,445,000.

Based on our current plans and assumptions, which include our expectations relating to the future sale of our equity and debt securities and entering into contracts for the financing and installation of solar energy systems and the resulting cash flows and revenues, we believe that we will have adequate resources to fund our operations in 2009. However, there can be no assurances that we will be successful in entering into such contracts or arranging financing on terms satisfactory to us, in which case there would be significant doubt as to our ability to continue as a going concern.

As of July 31, 2009, our available balance of cash and cash equivalents was approximately $61,000, which amount is after receipt of the $260,000 proceeds from the July 2009 Financing in whch we sold (i) secured convertible promissory notes in the aggregate principal amount of $286,000 and (ii) warrants to purchase up to 4,085,714 shares of the Company’s common stock. The bulk of the proceeds were to pay a portion of the overdue employee salaries and reimbursable expenses as well as employee benefits and insurance costs. As part of the July 2009 Financing, the conversion price of the convertible notes and the purchase price of the warrants issued in the May 2009 Financing were reduced from $.10 and $.15, respectively, to $.07. See our Forms 8-K and 8-K/A filed with the Securities and Exchange Commission on August 3 and August 5, 2009, respectively. Notwithstanding the July 2009 Financing, our May 2009 sale of convertible notes for gross proceeds of $400,000 and borrowings of $282,464 in the first half of 2009 from an unrelated third party, we will need to raise additional funds to pay outstanding vendor invoices and operating expenses.

Depending upon the needs of our customers, we may have to increase our installation staff significantly in 2009 to ensure that installations can be completed while applicable rebates remain in effect. We expect that our selling and general and administrative expenses will increase in future periods, as we expand our administrative, sales and installation workforce.

We outgrew our original offices and in June 2008 leased new office space in Mineola, New York as our headquarters which can accommodate our expected needs for the next three years. See Lease Commitments. In addition, we anticipate establishing regional field offices for our sales teams. Accordingly, we expect the rental expense component of our general and administrative expenses to increase in future periods.

We expect our immediate capital expenditures, which we do not expect to exceed approximately $400,000, will be related to obtaining various approvals and completing the Beta tests and initial launch of XTRAX®. Subject to industry and governmental approvals, and availability of funds, we expect to be able to have a commercial XTRAX® product during 2009; however, no assurance can be given that our expectations will be met. Cranes and other solar energy system installation equipment are generally available for rental on reasonable terms, and we do not have plans to acquire any.

Generally, we anticipate that our operating costs and expenses will increase in the future to support a higher level of revenues. Increased costs will be attributable to increased personnel, principally sales and installation personnel and support staff for a multi-office infrastructure and increased marketing expenditures to promote our services.

Results of Operations: Comparison of Three Month Periods Ended June 30, 2009 and 2008

Revenues in the second quarter of 2009 were zero, a decrease from the $1,133,440 of revenue for the three months ended June 30, 2008. In the 2009 period, we had no revenue as we had completed all work on our jobs in 2008, while in the 2008 quarter we billed for contract work then underway. Cost of revenue in the second quarter of 2009 was also zero compared to $852,554 in the three months ended June 30, 2008. The gross margin in the second quarter of 2008 was $280,886, or 24.8%.

Selling expenses decreased by $164,997 from the $251,137 incurred in the second quarter of 2008 to $86,140 in the comparable 2009 quarter. The decrease is largely accounted for by decreases in salaries of $65,000, public relations of $76,000 and travel of $20,000.

General and administrative expenses were $1,405,639 for the three months ended June 30, 2009 compared to $1,531,055 in the three months ended June 30, 2008, for a decrease of $125,416. This decrease is largely accounted for by (a) a decrease in legal fees of $78,000, (b) investor relations expenses decreasing by $193,000, (c) a $107,000 decrease in non-cash stock compensation expense offset by an increase in cash salaries of $37,000, (d) an increase in consulting expenses of $322,000, (e) a decrease to zero in liquidated damages compared to the payment in the second quarter of 2008 of $34,000 and (f) a decrease in business travel costs of $28,000.

Interest income of $9,968 for the three months ended June 30, 2008 resulted from the investment of excess cash from the private placement described in Note 2 above compared to $8 of interest income in the 2009 comparable period. Interest expense of $77,571 in the second quarter of 2009 consisted of $47,952 of amortization of debt discount expense associated with the May 2009 Financing and $29,619 of interest on various notes payable. There was $8,811 of interest expense in the 2008 period related to borrowing outstanding in that period.

Results of Operations: Comparison of Six Month Periods Ended June 30, 2009 and 2008

Revenues in the first half of 2009 were $11,113, a decrease of $1,275,551 from the $1,286,664 of revenue for the six months ended June 30, 2008. In the 2009 period, revenue decreased as we had completed all work on our jobs in 2008 and sold excess solar panel inventory, while in the 2008 quarter we only billed relatively small contract and sub-contract work. Cost of revenue in the first half of 2009 was $27,946, down $1,017,956 from the cost of revenue of $1,045,902 in the six months ended June 30, 2008. The gross margin loss in the 2009 quarter was $16,833, a decrease of $257,595 from the gross margin of $240,762 in the first half of 2008.

Selling expenses decreased by $307,419 from the $484,814 incurred in the first half of 2008 to $177,395 in the comparable 2009 period. The decrease is largely accounted for by decreases in salaries of $122,000, public relations of $113,000, travel of $25,000 and advertising and trade show costs of $12,000.

General and administrative expenses were $2,446,113 for the six months ended June 30, 2009 compared to $2,933,292 in the six months ended June 30, 2008, for a decrease of $487,179. This decrease is largely accounted for by (a) a decrease in legal fees of $360,000, (b) investor relations expenses decreasing by $458,000, (c) a $68,000 decrease in cash salaries and offset in part by an increase in non-cash stock compensation expense of $180,000, (d) an increase in rent of $30,000, (e) a decrease to zero in liquidated damages compared to the payment in the second quarter of 2008 of $34,000, (f) a decline in accounting fees of $37,000, (g) a decline in travel costs of $42,000 and (h) increase in consulting costs of $329,000.

Interest income of $42,315 for the six months ended June 30, 2008 resulted from the investment of excess cash from the private placement described in Note 2 above compared to $478 of interest income in the 2009 comparable period. Interest expense of $82,923 for the six months ended June 30, 2009, consisted of $47,952 of amortization of debt discount associated with the May 2009 Financing and $34,971 of interest on various notes payable. There was $14,741 of interest expense in the 2008 period due to borrowings outstanding in that period.

Liquidity and Capital Resources

At June 30, 2009, we had an accumulated deficit of $14,213,444 and we expect to incur additional losses in the foreseeable future. While we have funded our operations since inception through private placements of equity and bridge loans, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are favorable to us.

As of July 31, 2009, our available balance of cash and cash equivalents was approximately $61,000, which amount is after receipt of the $260,000 proceeds from the July 2009 Financing in which we sold (i) secured convertible promissory notes in the aggregate principal amount of $286,000 and (ii) warrants to purchase up to 4,085,714 shares of the Company’s common stock. The bulk of the proceeds were to pay a portion of the overdue employee salaries and reimbursable expenses as well as employee benefits and insurance costs. As part of the July 2009 Financing the conversion price of the convertible notes and the purchase price of warrants issued in the May 2009 Financing were reduced from $.10 and $.15, respectively, to $.07. See our Forms 8-K and 8-K/A filed with the Securities and Exchange Commission on August 3 and August 5, 2009, respectively.

The restated condensed consolidated balance sheet as of June 30, 2009 reflects the following:

Face amount of notes payable issued as part of the May 2009 Financing	$400,000
Less: unamortized discount	258,284
Balance	141,716
Other loan payable	8,000
Notes payable, net of unamortized discount	$149,716

Based on our current plans and assumptions, which include our expectations relating to the future sale of our equity and debt securities and entering into contracts for the financing and installation of solar energy systems and the resulting cash flows and revenues, we believe that we will have adequate resources to fund our operations in 2009. However, there can be no assurances that we will be successful in entering into such contracts or arranging financing on terms satisfactory to us, in which case there would be significant doubt as to our ability to continue as a going concern. Notwithstanding the July 2009 Financing, the May 2009 Financing and borrowings of $282,464 in the first half of 2009 from an unrelated third party, we will need to raise additional funds to pay outstanding vendor invoices and operating expenses.

Clear Skies Group, Inc. began operations in August 2005, and raised $310,000 of gross proceeds from a private placement offering of securities to Rudd-Klein Alternative Energy, LLC (“Rudd-Klein”) that closed on September 30, 2005. On April 18, 2006, Rudd-Klein funded the remaining $100,000 of the purchase price in such private placement. On April 25, 2006, Clear Skies Group, Inc. sold its common stock in an additional private placement transaction that raised gross proceeds of $100,000. From April 26, 2007 through July 26, 2007, Clear Skies Group, Inc. sold its common stock and warrants to two separate purchasers in a series of private placement transactions that raised aggregate gross proceeds of $95,000. In the quarter ended September 30, 2007, Clear Skies Group, Inc. issued an aggregate of $745,000 principal amount of bridge notes in a private placement transaction. The purchasers of such bridge notes paid an aggregate gross purchase price of $745,000 for such Bridge Notes and shares of common stock of Clear Skies Group, Inc. In accordance with the terms of the Bridge Notes, the holders of all $745,000 of outstanding principal amount of Bridge Notes invested in our private placement that closed in December 2007 by exchanging the Bridge Notes for an aggregate of 1,490,000 shares of our common stock (i.e. the number of shares of our common stock offered for sale in the Private Placement for an aggregate purchase price of $745,000). The accrued interest on the Bridge Notes was paid out of the proceeds of the December 2007 private placement. In the fourth quarter of 2007, Clear Skies Group, Inc. borrowed an aggregate of $250,000 and issued 8% promissory notes to evidence such borrowing, which notes were repaid upon closing of the private placement in December 2007. In closings on December 20, 2007 and December 24, 2007, we raised an aggregate of approximately $5,931,000 in net proceeds (in addition to eliminating $745,000 of indebtedness) from the private placement of 16,000,000 shares of our common stock.

Several of our officers and directors, or their affiliates, have from time to time extended loans to Clear Skies Group, Inc. or agreed to defer compensation payable to them in order to fund our operating expenses. In this regard: (i) Quixotic Systems, Inc. (“Quixotic”), an affiliate of Richard Klein, who is a member of our board of directors, loaned $285,000 ($175,000 of which constitute amounts Quixotic has paid in connection with a settlement agreement among Quixotic, Alpha Energy and Clear Skies Group, Inc., dated as of August 30, 2007), which loan had been repaid in full, together with 10% interest compounded daily, by December 31, 2007; and (ii) Gelvin Stevenson, our Secretary and Treasurer loaned $20,000, which had been repaid in full as of December 31, 2007. Furthermore, Ezra Green, our Chairman and Chief Executive Officer, agreed to the deferral of $73,259 of his compensation, of which $69,366 remained unpaid as of December 31, 2007 (and was recorded as a balance due to related party at December 31, 2007). As of March 18, 2008, Mr. Green’s deferred compensation had been paid in full. In addition, Mr. Green had advanced $30,275 to us in 2006 and an additional $70,037 to us in 2007 (which has been recorded as a balance of $100,312 due to related party at December 31, 2007). This related party amount was also repaid in full by March 18, 2008. Such loans and other arrangements were interest free (except for Quixotic) and had not been memorialized by written promissory notes. In consideration for the extension and maintenance of such credit and deferral of salary, on May 7, 2007, Clear Skies Group, Inc. granted Mr. Green, Quixotic and Dr. Stevenson securities that were exchanged for 610,452, 290,691 and 77,517 shares of our common stock, respectively, in our reverse merger.

We will need to raise additional funds through either the licensing or sale of our technologies, products and services or additional public or private offerings of our securities. There can be no assurance that we will be able to obtain further financing, do so on reasonable terms, or do so on terms that would not substantially dilute our current stockholders’ equity interests in us. If we are unable to raise additional funds on a timely basis, or at all, there would be significant doubt as to our ability to continue as a going concern.

We expect to put our present and anticipated capital resources to the following uses:

•

payment of outstanding vendor invoices and operating expenses;

•

towards our budget for the engagement of investor relations and public relations firms;

•

possibly for strategic acquisitions, if and to the extent we determine appropriate;

•

completion of qualification, beta testing and commercialization of XTRAX®; and

•

for general working capital purposes.

Commitments and Contingencies

We occupy premises consisting of 3,356 square feet in a modern office building pursuant to a seven year lease. Annual fixed rent under this lease is $93,968 in the first year escalating to $115,510 in the seventh year. Additional payments are due for electricity and real estate tax escalation in amounts to be determined in each future year. We have provided a letter of credit as security under this lease in the initial amount of $113,634 which reduces to $56,817 after two years and to $28,408 after four years. Our obligations for each of the next five calendar years are:

2009	$100,053
2010	$103,399
2011	$104,643
2012	$106,007
2013	$109,717

Certain Risks and Uncertainties

Our Annual Report on Form 10-K for the year ended December 31, 2008 includes a detailed discussion of our risk factors under the heading “Certain Risks and Uncertainties.” The information presented in this 10-Q should be read in conjunction with the risk factors and information disclosed in such Form 10-K.

Off-Balance Sheet Arrangements

We did not engage in any off-balance sheet arrangements during the six month periods ended June 30, 2009 and 2008.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Due to our status as a smaller reporting company, this Item is not required.

Item 4T. Controls and Procedures.

Disclosure Controls and Procedures

Under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Exchange Act Rule 13a-15(e). Such disclosure controls and procedures are designed to provide reasonable assurance that information, which is required to be disclosed in our reports filed pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), is recorded, processed, accumulated, and communicated to management within the time periods specified in the SEC’s rules and forms. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not fully effective as of the end of the period covered by this quarterly report as the issuance of common stock to two consultants in May 2009 and the discount attributable to notes issued in May 2009 were not correctly recorded. To remedy this, a consultant was retained to review transactions of this type to insure that they are correctly reflected in our financial statements. The financial statements included in this quarterly report have been restated to correctly report the aforementioned transactions.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended June 30, 2009. Our management, including the Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected.

PART II

OTHER INFORMATION

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

During the three months ended June 30, 2009, we have issued unregistered securities to the persons described below. These transactions did not involve any underwriters, underwriting discounts or commissions, or any public offering. Each sale of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, and/or Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering.

On April 1, June 8 and June 9, 2009, we issued a total of 706,879 shares of our common stock to two law firms as compensation for services provided to us. On April 3, 2009 we issued 3,000,000 shares of our common stock to our Chief Executive Officer as additional compensation to him. On April 7, 2009 we issued 250,000 shares of our common stock to a marketing consulting firm. On May 8 and June 10, 2009 we issued a total of 1,975,000 shares of our common stock to three investor relations consulting firms. On May 8, 2009 we issued 4,150,000 shares of our common stock in connection with a financing completed that day and reported on our Form 8-K filed on May 13, 2009. During this period we issued two year promissory notes in the total face amount of $102,000 convertible into 1,466,667 shares of our common at prices from $.06 to $.08 per share and a $9,000 non-convertible note. Simultaneously therewith we issued warrants to the lender to purchase a like number of shares at prices of $.14 to $.16 per share. Each issuance above was valued at or based on the closing price of the Company’s common stock on the last trading day preceding the date of issue. Each certificate carries a restricted stock legend on its face.

Item 6. Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this Report:

Exhibit No.	Description
10.1	Consulting Services Agreement, dated as of April 30, 2009, between the Company and Ice Cold Stocks (1)
10.2	Consulting Agreement, dated as of May 8, 2009, between the Company and Barry Honig (1)
10.3	Amendment to Consulting Agreement, dated as of May 8, 2009, between the Company and Barry Honig (1)
10.4	Subscription Agreement, dated as of May 8, 2009, by and among the Company and the subscribers listed therein (1)
10.5	Form of Convertible Promissory Note (1)
10.6	Form of Warrant to Purchase Common Stock (1)
10.7	Security Agreement, dated as of May 8, 2009, by and among the Company and the signatories thereon (1)
10.8	Form of Subscription Agreement, dated as of July 28, 2009, by and among the Company and the subscribers listed therein. (2)
10.9	Form of Convertible Promissory Note (2)
10.10	Form of Warrant to Purchase Common Stock (2)
31.1 *	Section 302 Certification of Principal Executive Officer
31.2 *	Section 302 Certification of Principal Financial Officer
32.1 *	Section 906 Certification of Principal Executive Officer and Principal Financial Officer

* Filed herewith

(1)	Incorporated hereby by reference to the copy of such document included as an exhibit to our Form 8-K filed on May 13, 2009.

(2)	Incorporated hereby by reference to the copy of such document included as an exhibit to our Form 8-K filed on August 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLEAR SKIES SOLAR, INC.

Date: November 18, 2009	By:	/s/ Ezra J. Green
	Name:	Ezra J. Green
	Title:	Chairman & Chief Executive Officer (Principal Executive Officer)

Date: November 18, 2009	By:	/s/ Arthur L. Goldberg
	Name:	Arthur L. Goldberg
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting Services Agreement, dated as of April 30, 2009, between the Company and Ice Cold Stocks (1)
10.2	Consulting Agreement, dated as of May 8, 2009, between the Company and Barry Honig (1)
10.3	Amendment to Consulting Agreement, dated as of May 8, 2009, between the Company and Barry Honig (1)
10.4	Subscription Agreement, dated as of May 8, 2009, by and among the Company and the subscribers listed therein (1)
10.5	Form of Convertible Promissory Note (1)
10.6	Form of Warrant to Purchase Common Stock (1)
10.7	Security Agreement, dated as of May 8, 2009, by and among the Company and the signatories thereon (1)
10.8	Form of Subscription Agreement, dated as of July 28, 2009, by and among the Company and the subscribers listed therein. (2)
10.9	Form of Convertible Promissory Note (2)
10.10	Form of Warrant to Purchase Common Stock (2)
31.1 *	Section 302 Certification of Principal Executive Officer
31.2 *	Section 302 Certification of Principal Financial Officer
32.1 *	Section 906 Certification of Principal Executive Officer and Principal Financial Officer

* Filed herewith

(1)	Incorporated hereby by reference to the copy of such document included as an exhibit to our Form 8-K filed on May 13, 2009.

(2)	Incorporated hereby by reference to the copy of such document included as an exhibit to our Form 8-K filed on August 3, 2009.